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                                                                    EXHIBIT 99.1
                      [LETTERHEAD OF ADVANCE AUTO PARTS]

                                      CONTACT: Sheila Stuewe
                                               Sstuewe@AdvanceAutoParts.com
                                               Advance Auto Parts
                                               (540) 561-3281

                                               Investors: Jeffrey Zack
                                               Media: Evan Goetz/Emily Brunner
                                               Morgen-Walke Associates
                                               (212) 850-5600

     ADVANCE AUTO PARTS ACHIEVES STRONG 2001 COMPARABLE STORE SALES GROWTH;
        2001 RESULTS IN LINE WITH EXPECTATIONS BEFORE ONE TIME EXPENSES;
                             RAISING 2002 GUIDANCE

      -- 2002 earnings per share guidance range raised to $2.10 to $2.15, excluding acquisition-related integration charges --

Roanoke, Virginia, January 14, 2002 - Advance Auto Parts, Inc. (NYSE: AAP) announced today that it achieved strong comparable store sales growth of 5.2% for the fourth quarter ending December 29, 2001 compared with 6.1% in 2000. For the 2001 fiscal year, comparable store sales rose 6.2% compared with 4.4% last year.

Total sales for the fourth quarter were $582.6 million, increasing 16.4% compared with the same period last year, including four weeks of the recently acquired Discount Auto Parts. Retail Segment sales rose 17.6% to $564.0 million. Total sales and retail sales, excluding the impact of Discount Auto Parts, rose 6.7% and 7.5%, respectively.

Total sales for the fiscal year 2001 grew 10.1% versus the prior year to $2,518.3 million including four weeks of Discount Auto Parts. Retail sales were up 11.6% to $2,419.7 million. Excluding the impact of Discount Auto Parts, total sales for the year rose 8.0% and retail sales climbed 9.4%.

"We are proud of the same store sales and profitability increases our team achieved this year," said Larry Castellani, Chief Executive Officer. "As we move into 2002, we believe the Advance Auto Parts stores are on track to continue to expand operating margins."

"Also, the Company has made significant progress on its plan to integrate Discount Auto Parts, the 671-store chain acquired on November 28, 2001," added Larry Castellani. "Due to the progress of the integration plan and the projected performance of our core stores, we are raising our 2002 earnings per share guidance range to $2.10 to $2.15, excluding acquisition related integration charges, from our previous guidance range of $1.70 to $1.95 per share. We are impressed with the Discount Auto Parts team
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ADVANCE AUTO PARTS                                                        Page 2

members and believe that together we can meet our integration goals and enhance chain-wide results."

With the completion of the acquisition, the Company has raised its operating income projections to be in excess of $210 million, excluding acquisition related integration charges, which was at the high end of the previous guidance range. Also, the Company has refined its 2002 interest expense and tax rate projections.

Advance Auto Parts plans to announce its complete 2001 fourth quarter and fiscal year results on February 20, 2002. The Company anticipates its diluted earnings per share before one-time expenses will be at the high end of current analyst estimates, which are $0.03 for the fourth quarter and $1.31 for the fiscal year, before one-time expenses of approximately $23 million net of tax, or $0.77 per diluted share, to be incurred in the fourth quarter. In 2000, the Company reported a loss per share of $0.08 for the fourth quarter and earnings per share of $0.58 for the year, before an extraordinary gain of $0.10 per share.

The Company also anticipates that EBITDA before the one-time expenses for the 2001 fiscal year will be in line with the high end of the previously published expectations of $190 million to $195 million, prior to the positive four-week impact of Discount Auto Parts, compared to $161.9 million for the 2000 year.

The anticipated one-time expenses are:

  . $0.6 million in conversion expenses associated with the acquisition of Discount Auto Parts. The Company will incur additional one-time cash conversion expenses of approximately $50 to $60 million before tax in the next two to three years, of which approximately $40 million will be incurred in 2002.

  . $2.0 million in lease termination expenses resulting from the closure of approximately 29 Advance Auto Parts stores that overlap with Discount Auto Parts stores. The Company does not anticipate further charges associated with the closure of overlapping Advance Auto Parts stores.

  . $5.6 million in stock option compensation expenses. The Company has eliminated the variable provisions of its employee stock option plans that were in place as a private company. Under the modified plan, option exercise prices are fixed and therefore will not result in future compensation expense. No additional common shares or options were issued as a result of these modifications.

  . $6.2 million in supply chain initiative expenses. The Company has identified the opportunity to enhance its custom mix merchandise by offering certain items in only specific locations or regions. A portion of the inventory removed from these locations will be returned to vendors resulting in inventory restocking and handling charges. As a result, Advance will generate cash proceeds by reducing its inventory investment while continuing to maintain high levels of customer service and in-stock position. In addition, the Company incurred expenses associated with the closure of a distribution center and the moving of some of its equipment to other distribution centers.

  . $6.5 million to reduce the book value of certain excess property currently held for sale. The properties include the former Western Auto corporate office, a closed distribution center, which was part of the Western Auto acquisition, and a recently closed distribution center, which was identified for closure in our supply chain review. The reduction in book value reflects the
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ADVANCE AUTO PARTS                                                        Page 3

     Company's recent marketing efforts to attract buyers for these properties.

  . $2.1 million to implement an accounting change associated with the reclassification of cooperative income from selling, general, and administrative expense to gross margin. In the future, cooperative advertising funds will be deducted from the associated product cost and realized as product is sold.

  All one-time expenses will be reflected on a pre-tax basis in selling, general, and administrative expenses except for the inventory reduction charge, which will be reflected in gross margin. The accounting change will be shown below net income from continuing operations net of tax.

  On its fourth quarter conference call on February 20, 2002, Advance Auto Parts will further elaborate on its 2001 operating results and 2002 earnings guidance, discuss its marketing and other initiatives, and update its progress in integrating Discount Auto Parts.

  Advance Auto Parts, Inc. is based in Roanoke, Va., and is the second largest auto parts chain in the nation. With over 2,400 stores in 38 states, Puerto Rico and the Virgin Islands, the Company serves both the do-it-yourself and professional installer markets. On November 28, 2001 Advance Auto Parts completed the acquisition of Discount Auto Parts, a 671-store chain based in Lakeland, Florida. Additional information about the Company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the Company's web site at www.advanceautoparts.com.

  Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, terrorist activities, war and other risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements.